Kingstone Companies, Inc. 1154 Broadway
Hewlett, NY 11557
Phone: (516) 374-7600
Fax: (516) 295-7216
www.kingstonecompanies.com
Contact: Victor Brodsky, CFO

News Release

Kingstone Companies Announces Filing of Form 10-Q/A

Hewlett, New York—February 26, 2013--Kingstone Companies, Inc. (NASDAQ: KINS) announced today that it is restating its report issued on Form 10-Q for the period ended September 30, 2012.  The need to restate the financial statements resulted from an error in the calculation of earned premiums relating to the change in commercial lines reinsurance quota share from 60% to 40% effective as of July 1, 2012.  The error was caused by the inclusion in revenue of earned premiums relating to such change for the three month period ended September 30, 2012 rather than over the term of the reinsurance quota share treaty from July 1, 2012 through June 30, 2013.  The earned premiums erroneously included in the third quarter results, net of expenses, will be recorded over the term of the treaty.  The restated results of operations follow:

Year to date net income was $1.77 million, or $.47 per share, up from the $1.12 million and $.29 per share earned during the comparable period in 2011.  Third quarter net income was $447,000, or $.11 per share, as compared to $220,000 and $.06 per share in the third quarter of 2011.  Net operating income1 for the nine months ended September 30, 2012 was $1,700,000, or $.44 per share, as compared to $884,000 and $.23 per share generated during the comparable period in 2011.  Third quarter net operating income1 was $404,000, or $.10 per share, while third quarter 2011 amounts were $89,000 and $.02 per share.  The Company expects to file an amendment to its Form 10-Q for the period ended September 30, 2012 on or about February 27, 2013.  Below is a summary of the impact of the adjustments on various shareholder measures:

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1This measure is not based on U.S. generally accepted accounting principles (“GAAP”) and is defined and reconciled to the most directly comparable GAAP measure in “Information Regarding Non-GAAP Measures.”

Financial Highlights

	For the Three Months Ended September 30,
				$ Change	% Change
	2012	2012	2011	2012 vs. 2011	2012 vs. 2011
	(as reported)	(as restated)		(as restated)	(as restated)
(000's except per share amounts and percentages)
Net premiums earned	$5,282	$4,417	$3,937	$480	12.2%
Net income	$914	$447	$220	$227	103.2%
Net income per diluted share	$0.23	$0.11	$0.06	$0.05	83.3%
Comprehensive income	$1,266	$800	$109	$691	633.9%
Net operating income (1)	$871	$404	$89	$315	353.9%
Operating income per diluted share (1)	$0.22	$0.10	$0.02	$0.08	347.4%

	For the Nine Months Ended September 30,
				$ Change	% Change
	2012	2012	2011	2012 vs. 2011	2012 vs. 2011
	(as reported)	(as restated)		(as restated)	(as restated)
(000's except per share amounts and percentages)
Net premiums earned	$13,418	$12,554	$10,822	$1,732	16.0%
Net income	$2,240	$1,774	$1,120	$654	58.4%
Net income per diluted share	$0.59	$0.47	$0.29	$0.18	62.1%
Comprehensive income	$3,082	$2,615	$1,230	$1,385	112.6%
Net operating income (1)	$2,166	$1,700	$884	$816	92.3%
Operating income per diluted share (1)	$0.56	$0.44	$0.23	$0.21	91.3%

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1These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Information Regarding Non-GAAP Measures

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to net operating income.  Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	For the Three Months Ended September 30,
				$ Change	% Change
	2012	2012	2011	2012 vs. 2011	2012 vs. 2011
(000's)	(as reported)	(as restated)		(as restated)	(as restated)
Net Operating Income Reconciliation:
Net income	$914	$447	$220	$227	103.2%

Net realized gain on investments	66	66	197	(131)	(66.5	) %
Less tax effect on realized gains	23	23	66	(43)	(65.2	) %
Net realized gain on investments, net of taxes	43	43	131	(88)	(67.2	) %

Net operating income	$871	$404	$89	$315	353.9%

	For the Nine Months Ended September 30,
				$ Change	% Change
	2012	2012	2011	2012 vs. 2011	2012 vs. 2011
(000's)	(as reported)	(as restated)		(as restated)	(as restated)
Net Operating Income Reconciliation:
Net income	$2,240	$1,774	$1,120	$654	58.4%

Net realized gain on investments	112	112	357	(245)	(68.6	) %
Less tax effect on realized gains	38	38	121	(83)	(68.6	) %
Net realized gain on investments, net of taxes	74	74	236	(162)	(68.6	) %

Net operating income	$2,166	$1,700	$884	$816	92.3%

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.